Exhibit 99.1

Dragonfly Energy Reports Fourth Quarter 2023 and Full Year Financial Results

●	Successful diversification of revenue underway, with launch in Q4 2023 of all-electric auxiliary power units (“APU”) to the trucking industry; Enables compliance with increasing anti-idling regulations, reduction in fuel costs, increased uptime and payloads, and the reduction of harmful emissions

●	In Q4 2023, achieved successful deposition of cathode electrodes, and double-sided dry deposition of both anode and cathode electrodes, at scale, using the Company’s patented dry electrode battery manufacturing process

●	Continued expansion of recreational vehicle market share, with OGV Luxury Coach, a division of Forest River Inc., to provide Battle Born lithium batteries as standard equipment on all OGV units

RENO, NEVADA (April 15, 2024) — Dragonfly Energy Holdings Corp. (“Dragonfly Energy” or the “Company”) (Nasdaq: DFLI), maker of Battle Born Batteries® and an industry leader in energy storage, today reported its financial and operational results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Financial Highlights

●	Net Sales were $10.4 million, compared to $20.2 million in Q4 2022
●	Gross Profit was $2.0 million, compared to $4.0 million in Q4 2022
●	Operating expenses were $(5.4) million, compared to $(32.9) million in Q4 2022
●	Net Income of $3.0 million, compared to a Net Loss of $(32.5) million in Q4 2022
●	Diluted Net Income per share was $0.05, compared to a Net Loss of $(0.76) per share in Q4 2022
●	EBITDA was $7.4 million, compared to $(28.0) million in Q4 2022
●	Adjusted EBITDA was $(2.1) million, compared to $(4.7) million in Q4 2022

Full Year 2023 Financial Highlights

●	Net Sales of $64.4 million, compared to $86.3 million in 2022
●	Gross Profit of $15.4 million, compared to $23.6 million in 2022
●	Operating expenses of $(42.9) million, compared to $(58.0) million in 2022
●	EBITDA for the full year 2023 was $3.4 million, compared to $(32.8) million in 2022
●	Adjusted EBITDA for the full year 2023 was $(17.1) million, compared to $(7.9) million in 2022

Operational and Business Highlights

●	Announced expanded market share with inclusion as standard equipment by recreational vehicle (“RV”) giant, Forest River (link)
●	Announced the John Lennon Educational Tour Bus is now powered by Battle Born Batteries, moving the nonprofit mobile recording studio toward improved sustainability (link)
●	Announced partnership with Ameresco to boost renewable energy and power system applications (link)
●	Announced Coachmen RVs will include Battle Born Batteries as an optional upgrade on its Entourage Class C Motorhomes (link)
●	Announced entrance into heavy-duty trucking market, with new Battle Born All-Electric APU, enabling reduced fuel costs, increased uptime and payload, and lower harmful emissions (link)
●	Announced successful cathode electrode dry deposition, at scale, for American made lithium batteries (link)

“Despite the near-term growth and market headwinds, we have continued to execute and achieve our stated targets and milestones,” said Denis Phares, Chief Executive Officer of Dragonfly Energy. “In 2023, we completed the pilot line for our patented chemistry-agnostic dry deposition process, proving that we could produce anode and cathode materials at scale, and are now in the process of delivering sample battery cells to customers across several different industries and markets. We are extremely excited about 2024 as the convergence of the new cell manufacturing, the expansion of our customer base and market segments, and the stabilization and return to growth of the RV markets sets the stage for an expected return to growth.”

Fourth Quarter and Full Year 2022 Financial and Operating Results

Fourth quarter 2023 Net Sales were $10.4 million, compared to $20.2 million in the fourth quarter of 2022. Full year 2023 Net Sales were $64.4 million, compared to $86.3 million in 2022. Direct-To-Consumer (“DTC”) revenue decreased by $15.6 million as a result of decreased customer demand, particularly in the RV market, due to rising interest rates and inflation.

Fourth quarter 2023 Gross Profit was $2.0 million, compared to $4.0 million in the fourth quarter of 2022. Full year 2023 Gross Profit was $15.4 million, down from $23.6 million in 2023. The year-over-year decline in 2023 gross profit was primarily driven by lower unit volume sales, a change in revenue mix that included a larger percentage of lower margin OEM sales, as well as higher material costs.

Operating Expenses in the fourth quarter of 2023 were $(5.4) million, compared to $(32.9) million in the fourth quarter of 2022. Full year 2023 Operating Expenses were $(42.9) million, down from $(58.0) million. The decrease was primarily driven by the absence of expenses associated with the Business Combination in 2022 and lower overall employee-related costs, partially offset by an increase in stock-based compensation costs, as well as higher compliance, insurance, and professional fees related to public company costs.

Total Other Income in the fourth quarter of 2023 was $6.3 million, compared to a Total Other Expense of $(2.7) million in the prior year quarter. Other Income for fiscal 2023 was approximately $13.6 million, compared to an Other Expenses of $(6.3) million in 2022. The income contribution in 2023 was primarily due to a change in fair market value of a warrant liability in the amount of $29.6 million, partially offset by interest expense of $16.0 million.

The Company had Net Income of $3.0 million, or $0.05 per diluted share in the fourth quarter of 2023, compared to a Net Loss of $(32.5) million or $(0.76) per diluted share in the prior year quarter. For the full year 2023, the Company had a Net Loss of $(13.8) million, or $(0.26) per diluted share, compared to a Net Loss of $(40.0) million or $(1.04) per diluted share for the full year 2022. The full year results were driven by reduced demand in the RV market, partially offset by lower cost of goods sold, lower operating expenses and increased other income.

EBITDA in the fourth quarter of 2023 was $7.4 million, compared to a negative $(28.0) million in the fourth quarter of 2022. Full year 2023 EBITDA totaled $3.4 million, compared to a negative $(32.8) million in 2022.

In the fourth quarter of 2023, Adjusted EBITDA excluding stock-based compensation, changes in the fair market value of our warrants, and other one-time expenses, was a negative $(2.1) million, compared to a negative $(4.7) million for the fourth quarter of 2022.

For the full year 2023, Adjusted EBITDA excluding stock-based compensation, changes in the fair market value of Dragonfly Energy’s warrants, and other one-time expenses, was a negative $(17.1) million, compared to negative $(7.9) million for the year ended December 31, 2022.

Q1 2024 Outlook

The Company believes that the RV market appears to have stabilized and is showing early signs of recovery. In addition, the Company’s entry into the heavy-duty trucking market, while still in its early stages, is gaining traction and has the potential to be a more meaningful revenue contributor in the second half of 2024.

●	Net Sales are expected to range between $12.0 - $13.0 million
●	Gross Margin is expected in the range of 24.0% - 26.0%
●	Operating Expenses are expected to be in a range of $(8.0) - $(9.0) million
●	Other Income (Expense) is expected be an expense in the range of $(3.5) – $(4.5) million
●	Net Loss is expected to be between $(8.0) - $(10.5) million for the first quarter of 2024, or $(0.13) - $(0.17) per share based on approximately 61.0 million shares outstanding

Webcast Information

The Dragonfly Energy management team will host a conference call to discuss its fourth quarter and full year 2023 financial results this afternoon, Monday, April 15, 2024, at 5:00 pm E.T. The call can also be accessed live via live webcast by clicking here, or through the Events and Presentations page within the Investor Relations section of Dragonfly Energy’s website at https://investors.dragonflyenergy.com/events-and-presentations/default.aspx. The call can also be accessed live via telephone by dialing (206) 962-3782, toll-free in North America (888) 259-6580, or for international callers +1 (416) 764-8624, and referencing conference ID: 94560450. Please log in to the webcast or dial in to the call at least 10 minutes prior to the start of the event.

An archive of the webcast will be available for a period of time shortly after the call on the Events and Presentations page on the Investor Relations section of Dragonfly Energy’s website, along with the earnings press release.

About Dragonfly Energy

Dragonfly Energy Holdings Corp. (Nasdaq: DFLI) is a comprehensive lithium battery technology company, specializing in cell manufacturing, battery pack assembly, and full system integration. Through its renowned Battle Born Batteries® brand, Dragonfly Energy has established itself as a frontrunner in the lithium battery industry, with hundreds of thousands of reliable battery packs deployed in the field through top-tier OEMs and a diverse retail customer base. At the forefront of domestic lithium battery cell production, Dragonfly Energy’s patented dry electrode manufacturing process can deliver chemistry-agnostic power solutions for a broad spectrum of applications, including energy storage systems, electric vehicles, and consumer electronics. The Company’s overarching mission is the future deployment of its proprietary, nonflammable, all-solid-state battery cells.

To learn more about Dragonfly Energy and its commitment to clean energy advancements, visit www.dragonflyenergy.com/investors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and statements regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding the Company’s guidance for 2024 results of operations and financial position, planned products and services, business strategy and plans, market size and growth opportunities, competitive position and technological and market trends. Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions.

These forward-looking statements are subject to risks, uncertainties, and other factors (some of which are beyond the Company’s control) which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to: improved recovery in the Company’s core markets, including the RV market; the Company’s ability to successfully increase market penetration into target markets; the Company’s ability to penetrate the heavy-duty trucking and other new markets; the growth of the addressable markets that the Company intends to target; the Company’s ability to retain members of its senior management team and other key personnel; the Company’s ability to maintain relationships with key suppliers including suppliers in China; the Company’s ability to maintain relationships with key customers; the Company’s ability to access capital as and when needed under its $150 million ChEF Equity Facility; the Company’s ability to protect its patents and other intellectual property; the Company’s ability to successfully utilize its patented dry electrode battery manufacturing process and optimize solid state cells as well as to produce commercially viable solid state cells in a timely manner or at all, and to scale to mass production; the Company’s ability to achieve the anticipated benefits of its customer arrangements with THOR Industries and THOR Industries’ affiliated brands (including Keystone RV Company); the impact of the coronavirus disease pandemic, including any mutations or variants thereof and/or the Russian/Ukrainian conflict; the Company’s ability to generate revenue from future product sales and its ability to achieve and maintain profitability; and the Company’s ability to compete with other manufacturers in the industry and its ability to engage target customers and successfully convert these customers into meaningful orders in the future. These and other risks and uncertainties are described more fully in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 to be filed with the SEC and in the Company’s subsequent filings with the SEC available at www.sec.gov.

If any of these risks materialize or any of the Company’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently does not know or that it currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. All forward-looking statements contained in this press release speak only as of the date they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations:

Sioban Hickie

DragonflyIR@icrinc.com

+1 (775) 221-8892

Dragonfly Energy Holdings Corp.

Unaudited Condensed Consolidated Balance Sheets

(U.S. Dollars in Thousands, except share and per share data)

	December 31, 2023	December 31, 2022
Current Assets
Cash and cash equivalents	$12,713	$17,781
Accounts receivable, net of allowance for credit losses	1,639	1,444
Inventory	38,778	50,189
Prepaid expenses	772	1,624
Prepaid inventory	1,381	2,002
Prepaid income tax	519	525
Other current assets	118	267
Total Current Assets	55,920	73,832
Property and Equipment
Machinery and equipment	16,714	10,214
Office furniture and equipment	319	275
Leasehold improvements	1,727	1,709
Vehicle	33	195
Total	18,793	12,393
Less accumulated depreciation	(2,824)	(1,633)
Property and Equipment	15,969	10,760
Operating lease right of use asset, net	3,315	4,513
Total Assets	$75,204	$89,105

Current Liabilities
Accounts payable	$10,258	$13,475
Accrued payroll and other liabilities	7,107	6,250
Accrued tariffs	1,713	932
Customer deposits	201	238
Uncertain tax position liability	91	128
Notes payable, current portion, net of debt issuance costs	19,683	19,242
Operating lease liability, current portion	1,288	1,188
Financing lease liability, current portion	36	10
Total Current Liabilities	40,377	41,463
Long-Term Liabilities
Warrant liabilities	4,463	32,831
Accrued expenses-long term	152	492
Operating lease liability, net of current portion	2,234	3,541
Financing lease liability, net of current portion	66	35
Total Long-Term Liabilities	6,915	36,899
Total Liabilities	47,292	78,362

Stockholders’ Equity
Preferred stock, 5,000,000 shares at $0.0001 par value, authorized, no shares issued and outstanding as of December 31, 2023 and 2022, respectively	-	-
Common stock, 250,000,000 shares at $0.0001 par value, authorized, 60,260,282 and 43,272,728 shares issued and outstanding as of December 31, 2023 and 2022, respectively	6	4
Additional paid in capital	69,445	38,461
Accumulated Deficit	(41,539)	(27,722)
Total Stockholders’ Equity	27,912	10,743
Total Liabilities and Stockholders’ Equity	$75,204	$89,105

Dragonfly Energy Holdings Corp.

Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

(U.S. Dollars in Thousands)

	Three Months Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Net Sales	$10,438	$20,209	$64,392	$86,251

Cost of Goods Sold	8,405	16,152	48,946	62,633

Gross Profit	2,033	4,057	15,446	23,618

Operating Expenses
Research and development	531	813	3,863	2,764
General and administrative	3,275	27,788	26,389	41,566
Selling and marketing	1,548	4,340	12,623	13,671

Total Operating Expenses	5,354	32,941	42,875	58,001

Loss From Operations	(3,321)	(28,884)	(27,429)	(34,383)

Other Income (Expense)
Other income (expense)	19	40	19	40
Interest expense, net	(4,110)	(3,322)	(16,015)	(6,979)
Change in fair market value of warrant liability	10,400	5,446	29,582	5,446
Debt extinguishment	—	(4,824)	—	(4,824)
Total Other Income (Expense)	6,309	(2,660)	13,586	(6,317)

Loss Before Taxes	2,988	(31,544)	(13,843)	(40,700)

Income Tax Benefit	(26)	991	(26)	(709)

Net Loss	$3,014	$(32,535)	$(13,817)	$(39,991)

Income (Loss) Per Share- Basic	$0.05	$(0.76)	$(0.26)	$(1.04)
Income (Loss) Per Share- Diluted	$0.05	$(0.76)	$(0.26)	$(1.04)
Weighted Average Number of Shares- Basic	59,590,032	42,948,026	52,786,481	38,565,307
Weighted Average Number of Shares- Diluted	60,597,708	42,948,026	52,786,481	38,565,307

Dragonfly Energy Holdings Corp.

Unaudited Condensed Consolidated Statement of Cash Flows

(U.S. Dollars in Thousands)

	Year Ended
	December 31, 2023	December 31, 2022
Cash Flows From Operating Activities
Net Loss	$(13,817)	$(39,991)
Adjustments to Reconcile Net Loss to Net Cash
Used in Operating Activities
Stock based compensation	6,710	2,467
Debt extinguishment	-	4,824
Assumption of warrant liability	-	1,990
Amortization of debt discount	1,470	1,822
Change in fair market value of warrant liability	(29,582)	(5,446)
Deferred tax liability	-	(453)
Non-cash interest expense (paid-in-kind)	4,938	1,192
Provision for credit losses	114	108
Depreciation	1,237	891
Loss on disposal of property and equipment	116	56
Write-off of prepaid inventory	596	-
Changes in Assets and Liabilities
Accounts receivable	(309)	(769)
Inventories	11,411	(22,732)
Prepaid expenses	852	(1,467)
Prepaid inventory	25	5,459
Other current assets	149	1,520
Other assets	1,198	1,196
Income taxes payable	6	(1,156)
Accounts payable and accrued expenses	(3,527)	4,428
Accrued tariffs	781	433
Uncertain tax position liability	(37)	128
Customer deposits	(37)	(196)
Total Adjustments	(3,889)	(5,705)
Net Cash Used in Operating Activities	(17,706)	(45,696)

Cash Flows From Investing Activities
Proceeds from disposal of property and equipment	-	35
Purchase of property and equipment	(6,885)	(6,862)
Net Cash Used in Investing Activities	(6,885)	(6,827)

Cash Flows From Financing Activities
Proceeds from public offering	24,177	-
Payments from public offering costs	(1,258)	-
Proceeds from note payable, related party	1,000	-
Repayment of note payable, related party	(1,000)	-
Proceeds from term loan	-	75,000
Repayment of note payable	(5,275)	(45,000)
Proceeds from exercise of public warrants	747	-
Payment of debt issuance costs	-	(4,032)
Proceeds from exercise of options	586	706
Proceeds from stock purchase agreement	-	15,000
Proceeds from exercise of investor warrants	546	-
Net Cash Provided by Financing Activities	19,523	41,674

Net Decrease in cash and cash equivalents	(5,068)	(10,849)
Cash and cash equivalents - beginning of year	17,781	28,630
Cash and cash equivalents - end of year	$12,713	$17,781

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures including EBITDA and Adjusted EBITDA as a supplement to GAAP financial information to enhance the overall understanding of the Company’s financial performance and to assist investors in evaluating the Company’s results of operations, period over period. Adjusted non-GAAP measures exclude significant unusual items. Investors should consider these non-GAAP measures as a supplement to, and not a substitute for financial information prepared on a GAAP basis.

Adjusted EBITDA

Adjusted EBITDA is considered a non-GAAP financial measure under the rules of the SEC because it excludes certain amounts included in net loss calculated in accordance with GAAP. Specifically, the Company calculates Adjusted EBITDA by GAAP net loss adjusted to exclude stock-based compensation expense, business combination related expenses and other one-time, non-recurring items.

The Company has included Adjusted EBITDA because it is a key measure used by Dragonfly’s management team to evaluate its operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. As such, the Company believes Adjusted EBITDA is helpful in highlighting trends in the ongoing core operating results of the business.

Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of net loss or other results as reported under GAAP. Some of these limitations are:

●	Adjusted EBITDA does not reflect the Company’s cash expenditures, future requirements for capital expenditures, or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs;

●	Adjusted EBITDA does not reflect the Company’s tax expense or the cash requirements to pay taxes;

●	although amortization and depreciation are non-cash charges, the assets being amortized and depreciated will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

●	Adjusted EBITDA should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items for which the Company may adjust in historical periods; and

●	other companies in the industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

Reconciliations of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

The following table presents reconciliations of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated.

Dragonfly Energy Holdings Corp.
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)
(U.S. Dollars in Thousands)

	Three Months Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Net (loss)	$3,014	$(32,535)	$(13,817)	$(39,991)
Interest Expense	4,110	3,322	16,015	6,979
Taxes	(26)	991	(26)	(709)
Depreciation	328	243	1,237	891
EBITDA	$7,426	$(27,979)	$3,409	$(32,830)
Adjusted for:
Stock Based Compensation(1)	323	1,312	6,710	2,467
June 2023 Offering Costs(2)	-	-	904	-
Promissory Note Forgiveness(3)	-	-	-	469
Loss on Disposal of Assets	596	56	712	56
Separation Agreement(4)	-	1,197	720	1,197
Business Combination Expenses(5)	-	21,337	-	21,337
Debt Extinguishment(6)	-	4,824	-	4,824
Change in fair market value of warrant liability(7)	(10,400)	(5,446)	(29,582)	(5,446)
Adjusted EBITDA	$(2,055)	$(4,699)	$(17,127)	$(7,926)

(1)	Stock-Based Compensation is comprised of costs associated with option and RSU grants made to the Company’s employees, consultants and board members.
(2)	June 2023 Offering Costs related to the warrant liability are comprised of fees and expenses, including legal, accounting and other expenses associated with this offering.
(3)	Promissory Note Foregiveness is comprised of the loan that was forgiven, prior to the Business Combination, in connection with the promissory note, with a maturity date of March 1, 2026, between the Company and John Marchetti, its Senior Vice President of Operations and former Chief Financial Officer.
(4)	Separation Agreement in 2022 is comprised of $1.2 million in cash severance associated with the Separation Agreement dated October 25, 2022, as amended on November 14, 2022 between the Company and Sean Nichols, its former Chief Operating Officer. Seperation Agreement in 2023 is comprised of $720 in cash severance associated with the Separation Agreement dated April 26, 2023, between the Company and its former Chief Legal Officer.
(5)	Business Combination Expenses is comprised of fees and expenses, including legal, accounting and other expenses asscociated with the Business Combination.
(6)	Debt Extinguishment expenses are comprised of expenses incurred in connection with the early debt repayment of the Series 2021-6 Notes that occurred in conjunction with the Business Combination.
(7)	Change in fair market value of warrant liability represents the change in fair value from the date the warrants were issued through December 31, 2023.

Source: Dragonfly Energy Holdings Corp.